Exhibit 99.2

                         UNION PACIFIC CORPORATION

     FOR IMMEDIATE RELEASE

            UNION PACIFIC CORPORATION COMMENCES FIXED SPREAD TENDER
            OFFER FOR ANY AND ALL $375 MILLION PRINCIPAL AMOUNT OF
                       SOUTHERN PACIFIC RAIL CORPORATION
                         9-3/8% SENIOR NOTES DUE 2005

     BETHLEHEM, PA, SEPTEMBER 4 -- Union Pacific Corporation will commence a tender offer tomorrow, September 5, 1996, for any and all of the outstanding 9-3/8% Senior Notes due 2005 of Southern Pacific Rail Corporation, Union Pacific's proposed merger partner. The offer will expire at 12:00 midnight, New York City time, on October 2, 1996, unless extended.

                The offer will be conditioned upon the consummation of the merger of Southern Pacific Rail Corporation into a subsidiary
     of Union Pacific Corporation.   The merger is expected to become
     effective September 11, 1996. Holders who tender their Notes will be required to consent to amendments to the Indenture relating to the Notes which would eliminate or modify many of the restrictive covenants and delete certain events of default contained in the Indenture. The offer will also be conditioned upon receiving such consents from holders of a majority of the principal amount of the outstanding Notes.

                The purchase price for Notes that are tendered pursuant to the offer will be the price resulting from a yield to the first call date applicable to the Notes equal to a fixed spread of 35 basis points over the yield on the 9-1/4% U.S. Treasury Note due August 15, 1998. Using this formula, the purchase price for the Notes will be set at 2:00 p.m., New York City time, on September 30, 1996, the second business day prior to the scheduled expiration date of the offer. The Notes are first callable on August 15, 1998, at a price of 104.167% of the principal amount. Lehman Brothers Inc. is the dealer manager and solicitation agent for the offer and consent solicitation.

                Union Pacific Corporation is one of North America's leading transportation companies, with operations in all 50 United States, Canada and Mexico. On August 12, 1996, Union Pacific obtained regulatory approval for the merger of Southern Pacific Rail Corporation with Union Pacific. This transaction will form North America's largest railroad, a 31,000-mile network operating in 25 states and serving both Mexico and Canada.